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                                                                     EXHIBIT 99


                                   TIME NOTE

$275,000                                             Williamsport, Pennsylvania
                                                                   May 15, 1996

        For Value Received, AGILE INVESTMENT CORPORATION, a Pennsylvania business corporation with an office at 3500 West Fourth Street, Williamsport, Pennsylvania 17701 (herein called the "Maker"), hereby promises to pay to the order of JOHN RATKOVICH, with an address of American Home, 830 West Northwest Highway, Palatine, Illinois 60067 (herein called the "Payee"), in the manner and at the times herein stated, the principal sum of TWO HUNDRED SEVENTY-FIVE THOUSAND ($275,000) DOLLARS, subject to discount, as herein provided.

        This Time Note and any substitution or replacement therefor, renewal or modification thereof, or amendment thereto (the "Note") evidences a loan made by the Payee to the Maker on this date (the "Loan"), the proceeds of which will be advanced by the Maker to Agile Building Technology, Inc. ("Agile") for the purchase of Agile of certain equipment (the "Equipment") to be used by Agile in connection with its business operations. In consideration therefore, Agile has executed and delivered its Guaranty Agreement to the Payee (the "Guaranty") whereby it has agreed to guaranty the obligation of the Maker to repay the Loan, and has agreed to execute and deliver its Security Agreement to the Payee (the "Security Agreement") whereby it will grant the Payee a security interest in the Equipment upon Agile's acquisition thereof.

        The Maker hereby agrees to keep, perform, and comply with all covenants, terms, and conditions of all documents and instruments now and at any time hereinafter delivered to and held by the Payee to evidence and secure the Loan (herein collectively called the "Loan Documents"), all of which are incorporated by reference in and made a part of this Note.
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        This Note shall also evidence all advances and expenditures that the
Payee is authorized and permitted to make under the provisions of the Loan Documents, and all other sums of every nature and kind that at any time hereafter become due and owing by the Maker to the Payee under the Loan Documents, which shall be added to and become part of the principal amount evidenced by this Note and paid to the Payee, on the date the principal balance of this Note is paid.

        The Maker hereby agrees to repay the entire principal amount of this Note on August 15, 1996 (the "Due Date"), provided however, that the Maker may pay the Payee the sum of $256,666 between June 16, 1996 and July 15, 1996, in which case the entire principal amount of this Note shall be deemed to be paid in full, and provided further, that the Maker may pay the Payee the sum of $256,333 on or before June 15, 1996, in which case the entire principal amount of this Note shall be deemed to be paid in full.

        All payments on this Note shall be made in immediately available funds on the day when due, without presentment, demand, protest, or notice of any kind, all of which are hereby waived. Payment shall be made at the address of the Payee herein designated or at such other place as the Payee may from time to time designate by written notice to the Maker, and shall be made in lawful money of the United States of America without set-off, counterclaim, or other deduction of any nature.

        Upon a failure by the Maker to pay the principal amount of this Note by the Due Date, upon the earlier filing of a petition for relief by or against the Maker under the Bankruptcy Code, of upon the earlier occurrence of an event of default under the Guaranty or the Security Agreement (any such event constituting an "Event of Default"), this Note shall become immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Maker, plus interest on the unpaid principal balance of this Note, which interest shall accrue at the rate of fifteen percent (15%) per annum from the date of such Event of Default until the date the principal balance of this Note is paid in full. In the event the Payee initiates legal action against the Maker for the collection




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of any amounts due under this Note, the Maker shall pay to the Payee, in addition to all amounts due hereunder, costs of suit and attorney's fees equal to fifteen percent (15%) of the principal balance of this Note then due and owing.

        All notices and demands required by the provisions of this Note shall be in writing and shall be effective upon delivery if hand delivered, upon the date of mailing, by United States Certified Mail, Return Receipt Requested, with postage prepaid, or upon the date of sending by Federal Express or other recognized over-night carrier, addressed to the party to receive such notice or demand at the address stated in the introductory portion of this Note or to such other address stated in the introductory portion of this Note or to such other address as such party shall from time to time direct by notice given in like manner.

        The Maker hereby consents to jurisdiction of the United States District Court for the Northern District of Illinois in any and all actions and proceedings arising under this Note, and agrees to service of process by Certified Mail, Return Receipt Requested to the address of the Maker set forth herein.

        THIS MAKER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. THE MAKER CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE PAYEE HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PAYEE WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF A RIGHT TO JURY TRIAL. THE MAKER ACKNOWLEDGES THAT THE PAYEE HAS BEEN INDUCED TO MAKE THE LOAN IN PART BY THE PROVISIONS OF THIS WAIVER.

        All of the foregoing agreements and obligations shall bind the Maker, its successors and assigns, and shall inure to the benefit of the Payee, his heirs, personal representatives, successors and assigns.


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        In Witness Whereof, the Maker has caused this Time Note to be executed by its proper officers, and its corporate seal to be affixed, as of the day and year first above written, intending to be legally bound.



ATTEST:                                  AGILE INVESTMENT CORPORATION



/s/ [SIG]                                By /s/ [SIG]
-----------------------------               ----------------------------
Title: Controller                           Title:


[Corporate Seal]






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